FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
January 28, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Schedules Conference Call to

Discuss Seismic Results and 2008 Drilling Plans

Salt Lake City, January 28, 2008, – FX Energy, Inc. (NASDAQ: FXEN) today announced that FX Energy will hold a conference call on Wednesday January 30, 2008, at 4:00 p.m. Eastern. The purpose of the call will be to discuss the Company’s 2008 capital expenditure budget that will be announced before the call. The call will include a discussion of the results of the 3-D seismic in the Company’s Sroda area in western Poland and upcoming drilling plans. Interested parties are invited to listen to the call through a live webcast. To access the webcast, please go to the home page of FX Energy’s website, www.fxenergy.com. An archived version of the conference call will be available at the same location following the conclusion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production Company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 1.2 million gross acres surrounding and adjacent to its Wilga discovery and 3.0 million gross acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the portion of unrisked gross potential resource that could be discovered and produced, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports.